News Release

FOR IMMEDIATE RELEASE	CONTACT
November 16, 2009	Craig J. Renner
301-843-8600

ACPT REPORTS RESULTS FOR QUARTER ENDED
SEPTEMBER 30, 2009

ST. CHARLES, MD. — American Community Properties Trust (ACPT) (NYSE Amex: APO) today reported a loss from continuing operations of $723,000, or $0.13 per share, on revenues of $33,406,000 for the nine months ended September 30, 2009.  Net income was $25,262,000, or $4.76 per share, due to the sale of the Puerto Rico multifamily apartment operations.  This compares to a loss from continuing operations of $534,000, or $0.11 per share, on revenues of $36,653,000 for the nine months ended September 30, 2008, with a net loss of $2,001,000, or $0.38 per share.

For the quarter ended September 30, 2009, the Company reported a loss from continuing operations of $414,000, or $0.07 per share, on revenues of $12,051,000.  Net income was $24,575,000, or $4.63 per share, due to the sale of the Puerto Rico multifamily apartment operations.  This compares to income from continuing operations of $33,000 on revenue of $9,892,000 for the third quarter 2008, with a net loss of $630,000, or $0.12 per share.

“Completing the sale of our Puerto Rico apartments was clearly our most significant accomplishment in the third quarter,” said Steve Griessel, Chief Executive Officer.  “The transaction has had a positive impact on our earnings and balance sheet.  More importantly though, the completion of this transaction also gives us needed capital to stabilize our business as well as provide us with the flexibility to capitalize our U.S. land development business and thus accomplishes a strategic imperative set by the Company a year ago.

Matthew M. Martin, Chief Financial Officer, noted that as a result of the sale of the Puerto Rico apartments, the Company removed $57.5 million of asset, $85.1 million of liabilities and recorded a total gain on sale of $25.3 million, which is significantly greater than the $14.3 million gross consideration received.  This difference represents certain distributions and losses in excess of limited partners' basis that was previously required to be absorbed by the Company.  As these multifamily apartment partnerships are no longer included in the Company’s consolidated financial results, we were able to recognize these previously absorbed distributions and losses in excess of basis.  In addition, the Company is required to pay a 29% Puerto Rico withholding tax on the gross proceeds from the sale.

Related to continuing operations, Mr. Martin noted that rental property revenues increased $366,000, or 1%, for the nine months ended September 30, 2009, compared to the same period of 2008.  Mr. Martin attributed the increase to overall rent increases at its apartment properties offset in part by increases in vacancies.

Mr. Martin noted that expenses related to rental property operations decreased $43,000 for the nine-months ended September 30, 2009 compared to 2008 but increased $202,000 in the third quarter of 2009, compared to the third quarter of 2008.  Overall, net operating income (NOI1) from the Company’s apartment operations increased $409,000 for the nine month period ended September 30, 2009 but decreased by $128,000 for the third quarter 2009 as compared to the same periods of 2008. “In the third quarter of 2009, we experienced nominal increases in vacancies, concessions and bad debt expenses as compared to the same quarter in 2008,” said Mr. Martin, adding “our efforts to compress other operating expenses have proved successful in maintaining NOI growth for the nine month period in spite of these difficulties.”

Mr. Martin reported that community development land sales for the nine months ended September 30, 2009 totaled $6,992,000 compared to $6,457,000 for the same period of 2008, an increase of $535,000.  For the quarter ended September 30, 2009, community development land sales totaled $3,462,000, compared to $460,000 for the same three months of 2008.

Mr. Griessel attributed the increase in community development land sales between periods to improved lot sales in St. Charles. “Sales of residential lots have been much stronger in St. Charles in 2009, due to improved pricing, continued low interest rates, and the federal tax credit for first time buyers,” said Mr. Griessel. “While it is too soon to predict a rebound in the housing market at large, we are cautiously optimistic that the pace of lot sales in St. Charles will remain steady.  However, our commercial sales have declined significantly which is consistent with the overall condition of the market.”

Mr. Griessel noted that the weak Puerto Rico residential housing market has slowed the pace of sales appreciably for the remaining condominium units in Torres del Escorial. The Company reported homebuilding sales of $246,000 for the nine months ended September 30, 2009, compared to $3,476,000 for the same period last year, a decrease of $3,230,000.  As of September 30, 2009, five units remain in inventory.  For the three months ended September 30, 2009, the Company reported homebuilding sales of $246,000, compared to $494,000 for the same three months of 2008, a decrease of $248,000.

Compared to the same period of 2008, general and administrative expenses decreased $76,000 for the nine months ended September 30, 2009 and increased $655,000 for the third quarter 2009, which included $937,000 of costs associated with the previously announced sale transaction with Federal Capital Partners.  The Company has diligently worked to reduce its general and administrative expenses as evidenced by the overall decline for the nine month period in spite of the transaction costs.

Mr. Griessel emphasized that the Company’s operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

1 Net Operating Income (“NOI”) is calculated as real estate rental revenue less real estate operating expense.  NOI is a non-GAAP measure.  Management believes that NOI is helpful to investors as it captures the performance of our real estate operations in a measure that is comparable with other entities that have different capitalization.

When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.

Company Information
ACPT (NYSE Amex: APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, homebuilding, investment in rental properties, and asset management services. ACPT is currently listed on the NYSE Amex stock exchange under the symbol AmCmntyProp (“APO”).  When filed, ACPT’s Form 10-Q will be available via the Internet at http://www.acptrust.com.

Certain matters within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws.  Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and the growth of the market for our products.  Numerous factors could cause results to differ, including but not limited to, changes in market demand and acceptance of the Company products, impact of competitive products and pricing, dependence on third-party customers (specifically Lennar Corp.), dependence on third-party suppliers, changes in government regulations, the normal cyclical nature of the real estate industry and development economy and changes in our tax status.  Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. For more information, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the Securities and Exchange Commission, as well as, when filed, the quarterly report on Form 10-Q for the nine-month period ended September 30, 2009.

AMERICAN COMMUNITY PROPERTIES TRUST
Unaudited Financial Highlights
(in thousands, except per share amounts)

Nine Months Ended	Three Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Revenues	$33,406	$36,653	$12,051	$9,892

Expenses	28,177	31,750	10,577	8,451

Operating Income	5,229	4,903	1,474	1,441

Other Expenses	(7,556)	(6,474)	(2,462)	(2,170)

Loss before benefit for income taxes	(2,327)	(1,571)	(988)	(729)

Benefit for income taxes	(1,604)	(1,037)	(574)	(762)

(Loss) income from continuing operations	(723)	(534)	(414)	33

Discontinued operations, net of applicable taxes	1,338	224	(950)	(293)
Gain on sale of discontinued operations, net of applicable taxes	25,351	-	25,351	-

Consolidated net income (loss)	25,966	(310)	23,987	(260)

Less: Net income (loss) attributable to noncontrolling interest	704	1,691	(588)	370

Net income (loss) attributable to ACPT	$25,262	$(2,001)	$24,575	$(630)
Earnings per share attributable to common shareholders
Basic and Diluted	$4.76	$(0.38)	$4.63	$(0.12)
Weighted average shares outstanding
Basic and diluted	5,312	5,215	5,312	5,222

U.S. Operating Real Estate Operations

For the nine months ended	September 30, 2009	September 30, 2008

Operating revenues	$25,022	$25,107
Operating expenses	10,943	11,034
Net operating income	14,079	14,073
Management and other fees, substantially all from related entities	58	117
General, administrative, selling and marketing	(1,346)	(1,063)
Depreciation	(3,534)	(3,735)
Operating income	9,257	9,392
Other expense	(6,452)	(5,944)
Income before provision for income taxes	2,805	3,448
Provision for income taxes	131	366
Income from continuing operations	2,674	3,082
Discontinued operations	(533)	(357)
Consolidated net income	$2,141	$2,725

For the three months ended	September 30, 2009	September 30, 2008

Operating revenues	$8,295	$8,423
Operating expenses	3,795	3,612
Net operating income	4,500	4,811
Management and other fees, substantially all from related entities	10	38
General, administrative, selling and marketing	(487)	(334)
Depreciation	(1,204)	(1,205)
Operating income	2,819	3,310
Other expense	(2,255)	(2,075)
Income before provision for income taxes	564	1,235
Provision for income taxes	(212)	(81)
Income from continuing operations	776	1,316
Discontinued operations	29	(108)
Consolidated net income	$805	$1,208

Puerto Rican Operating Real Estate Operations

For the three months ended	September 30, 2009	September 30, 2008

Operating revenues	$750	$299
Operating expenses	511	479
Net operating income	239	(180)
Management and other fees, substantially all from related entities	164	111
General, administrative, selling and marketing	(443)	(754)
Depreciation	(171)	(170)
Operating income (loss)	(211)	(993)
Other expense	(207)	(458)
Income (loss) before benefit for income taxes	(418)	(1,451)
Benefit for income taxes	-	(14)
Income (loss) from continuing operations	(418)	(1,437)

Discontinued operations	1,871	581
Gain on sale of discontinued operations	25,351	-
Total discontinued operations	26,804	581
Consolidated net income (loss)	$26,804	$(856)

For the three months ended	September 30, 2009	September 30, 2008

Operating revenues	$305	$103
Operating expenses	175	173
Net operating income	130	(70)
Management and other fees, substantially all from related entities	88	37
General, administrative, selling and marketing	3	(192)
Depreciation	(2)	(57)
Operating income (loss)	219	(282)
Other expense	96	(150)
Income (loss) before benefit for income taxes	315	(432)
Benefit for income taxes	612	(292)
Income (loss) from continuing operations	(297)	(140)

Discontinued operations	(979)	(185)
Gain on sale of discontinued operations	25,351	-
Total discontinued operations	24,372	(185)
Consolidated net income (loss)	$24,075	$(325)
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